Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement on Form S-1 for United States 12 Month Oil Fund, LP (333- 195437) of our report dated March 11, 2016 relating to the statements of financial condition as of December 31, 2015 and 2014, including the schedules of investments as of December 31, 2015 and 2014, and the related statements of operations, changes in partners’ capital and cash flows for the years ended December 31, 2015, 2014, and 2013 of United States 12 Month Oil Fund, LP included in the Form 10-K of United States 12 Month Oil Fund, LP for the year ended December 31, 2015, and to the reference to our Firm as “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado

March 31, 2016